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                                                                  Exhibit 9(a)-3

                     TRANSFER AGENCY AND SERVICES AGREEMENT


         THIS AGREEMENT, dated as of this 1st day of May, 1996 between Sierra Trust Funds, Sierra Prime Income Fund, Sierra Asset Management Portfolios, each a Massachusetts business trust having its principal place of business at 9301 Corbin Avenue, Northridge, California 91324 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

         WHEREAS, Sierra Trust Funds and Sierra Asset Management Portfolios (the "Series Funds") are authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, the Series Funds initially intend to offer shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Series Funds shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Funds desire to appoint FDISG as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and FDISG desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Funds and FDISG agree as follows:

Article  1        Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time;

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the applicable Fund; or (ii) any person, whether or not such person is an officer or employee of such Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of such Fund as indicated in writing to FDISG from time to time;

                  (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of each Fund, as the case may be;





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                  (d) "Commission" shall mean the Securities and Exchange
Commission;

                  (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement;

                  (f) "Funds" shall mean Sierra Trust Funds on behalf of its Portfolios, Sierra Prime Income Fund and Sierra Asset Management Portfolios on behalf of its Portfolios;

                  (g) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time;

                  (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time;

                  (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by FDISG from a person reasonably believed by FDISG to be an Authorized Person;

                  (j) "Portfolio" shall mean each separate series of shares offered by the Series Funds representing interest in a separate portfolio of securities and other assets;

                  (k) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act;

                  (l) "Series Funds" refers collectively to Sierra Trust Funds and Sierra Asset Management Portfolios;

                  (m) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of the Funds as may be issued from time to time;

                  (n)      "Shareholder" shall mean a record owner of Shares;

                  (o) "Written Instructions" shall mean a written communication signed by a person reasonably believed by FDISG to be an Authorized Person and actually received by FDISG. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        Appointment of FDISG.


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         The Funds hereby appoint and constitute FDISG as transfer agent and dividend disbursing agent for Shares and as shareholder servicing agent for the Funds and FDISG hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3        Duties of FDISG.

         3.1  FDISG shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares, as more fully described in the written schedule of Duties of FDISG annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus' of the Funds, applicable law and the procedures established from time to time between FDISG and the Funds.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares which are authorized, based upon data provided to it by the Funds, and issued and outstanding. FDISG shall provide the Funds on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                  (c) Notwithstanding any of the foregoing provisions of this Agreement, FDISG shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;
(iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
(iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Funds shall (i) identify to FDISG in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of FDISG for the Funds' blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds as provided above.


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         3.3 In addition to the duties set forth herein, FDISG shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Funds and FDISG.

         3.4 FDISG agrees to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule A and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.

Article 4         Recordkeeping and Other Information.

         4.1 FDISG shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by FDISG for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, FDISG agrees that all such records prepared or maintained by FDISG relating to the services to be performed by FDISG hereunder are the property of each respective Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to such Fund on and in accordance with such Funds' request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of a Fund, FDISG will endeavor to notify the respective Fund of such request and secure Written Instructions as to the handling of such request. FDISG reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5         Fund Instructions.

         5.1 FDISG will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Funds.

         5.2 At any time, FDISG may request Written Instructions from the Funds and may seek advice from legal counsel for the Funds, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Funds or for FDISG. Written Instructions requested by FDISG will be provided by the Fund within a reasonable period of time.


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         5.3 FDISG, its officers, agents or employees, shall accept Oral
Instructions or Written Instructions given to them by any person representing or acting on behalf of the Funds only if said representative is an Authorized Person. The Funds agree that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Funds' failure to so confirm shall not impair in any respect FDISG's right to rely on Oral Instructions.

Article  6        Compensation.

         6.1 (a) Sierra Trust Funds has arranged for its administrator, Sierra Fund Administration to compensate FDISG for the performance of the services provided to the Sierra Trust Funds portfolios hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein. Nothwithstanding the foregoing the parties acknowledge that the Sierra Trust Funds on behalf of each of its Portfolios will remain responsible for the payment of such compensation in the event Sierra Fund Administration fails to make such payments.

             (b) The Sierra Prime Income Fund will compensate FDISG for the performance of the services provided to the Sierra Prime Income Fund hereunder in accordance with the fees set forth in Schedule B.

             (c) The Sierra Asset Management Portfolios on behalf of its Portfolios will compensate FDISG for the performance of the services provided to such Portfolios hereunder in accordance with the fees set forth in Schedule B.

         6.2 (a) In the event that FDISG has failed to meet a specific Performance Standard category, as set forth on Exhibit 1 of Schedule A, in two of any rolling three month periods, the Funds may reduce the total amount of fees due to FDISG under this Agreement, excluding out-of-pocket expenses, by an amount equal to five percent (5%) of the fees for the third month. Notwithstanding the foregoing, the Fund's rights under this Section 6.2, shall not become effective until August 1, 1996 with respect to the Print Mail and Shareholder Services Performance Standards and October 1, 1996 with respect to Transaction Processing (Financials and Non-Financials) Performance Standards.

             (b) For purposes of the fee reduction set forth in Section 6.2(a) above, FDISG's obligation to meet the Performance Standards shall be measured in the aggregate with respect to all of the Funds.

         6.3 In addition to those fees set forth in Section 6.1 above, the Funds agree to pay, and will be billed separately for, out-of-pocket expenses incurred by FDISG in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties.




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Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by FDISG in the performance of its obligations hereunder.

         6.4 The Funds agree that all fees and out-of-pocket expenses shall be paid within fifteen (15) days following the receipt of the respective invoice.

         6.5 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

         6.6 The Funds acknowledge that the fees that FDISG charges the Funds under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article 12. Modifying the allocation of risk from what is stated here would affect the fees that FDISG charges, and in consideration of those fees, the Funds agree to the stated allocation of risk.

Article  7     Documents.

         In connection with the appointment of FDISG, the Funds shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for FDISG to prepare to perform its duties hereunder, each deliver or caused to be delivered to FDISG the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article  8     Transfer Agent System.

         8.1 FDISG shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by FDISG in connection with the services provided by FDISG to the Funds herein (the "FDISG System").

         8.2 FDISG hereby grants to the Funds a limited license to the FDISG System for the sole and limited purpose of having FDISG provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 FDISG agrees to maintain a dedicated transmission link to the Funds' broker-dealer system in order to allow for automated entry of transactions and new accounts initiated by Great Western Financial Securities into the Funds.

         8.4 FDISG agrees to enhance its propriatary image system (IMPRESS) in order to support financial transactions by December 31, 1996.




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Article  9        Representations and Warranties.

         9.1      FDISG represents and warrants to the Funds that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         9.2      Each Fund represents and warrants to FDISG that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Article of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios, with respect to the Series Funds, is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale; and

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio for the Series Funds, such Shares shall be validly issued, fully paid and non-assessable.

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, FDISG DISCLAIMS ALL OTHER REPRESENTATIONS OR




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WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUNDS OR ANY OTHER PERSON,
INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. FDISG DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10    Indemnification.

         10.1 FDISG shall not be responsible for and each Fund shall separately indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of FDISG required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder, with respect to such Fund;

                  (b) FDISG's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by FDISG from such Fund, or any authorized third party acting on behalf of such Fund, including but not limited the prior transfer agent for such Fund, in the performance of FDISG's duties and obligations hereunder, with respect to such Fund;

                  (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of such Fund;

                  (d) the offer or sale of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state, with respect to such Fund; and

                  (e) such Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of such Fund's negligence or misconduct or the breach of any representation or warranty of such Fund made herein.

         10.2 In any case in which a Fund may be asked to indemnify or hold FDISG harmless, FDISG will notify such Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against such Fund although the failure to



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do so shall not prevent recovery by FDISG and shall keep such Fund advised with respect to all developments concerning such situation. The applicable Fund shall have the option to defend FDISG against any Claim which may be the subject of this indemnification, and, in the event that such Fund so elect, such defense shall be conducted by counsel chosen by such Fund and satisfactory to FDISG, and thereupon such Fund shall take over complete defense of the Claim and FDISG shall sustain no further legal or other expenses in respect of such Claim. FDISG will not confess any Claim or make any compromise in any case in which such Fund will be asked to provide indemnification, except with such Fund's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.3 Any claim for indemnification under this Agreement must be made prior to the earlier of:

                  (a) one year after the applicable Fund becomes aware of the event for which indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be FDISG's sole and exclusive remedy for claims or other actions or proceedings to which the Funds' indemnification obligations pursuant to this Article 10 may apply.

Article  11       Standard of Care.

         11.1 FDISG shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Funds unless said errors are caused by FDISG's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Notwithstanding any provision in this Agreement to the contrary and except for the gross negligence or willful misconduct of FDISG, FDISG's cumulative liability (to the Funds) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed (i) four million dollars ($4,000,000) or (ii) the fees received by FDISG for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage. The Funds understand the limitation on FDISG's damages to be a reasonable allocation of risk and the Funds expressly consent with respect to such allocation of risk. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.


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         11.3 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

         11.4 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12       Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL FDISG, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  13       Term and Termination.

         13.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term").

         13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of three (3) years ("Renewal Terms") each, unless the Funds or FDISG provide written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

         13.3 In the event a termination notice is given by the Funds, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Funds, provided, however, FDISG shall use its best efforts to mitigate the costs associated with such conversion .

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services



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performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

          13.5 (a) In the event that FDISG has failed to meet a specific performance standard category, as set forth in Exhibit 1 of Schedule A, with respect to in four of any rolling six month periods, the Funds may terminate this Agreement. The Funds will provide FDISG with sixty (60) days notice in writing if the Funds intend to exercise its option under this
     Section 13.5. Notwithstanding the foregoing, the Funds' rights under this
     Section 13.2, shall not become effective until August 1, 1996 with respect to the Print Mail and Shareholder Services Performance Standards and October 1, 1996 with respect to Transaction Processing (Financials and Non-Financials) Performance Standards.

          (b) For purposes of the Funds' option to terminate this Agreement under Section 13.5(a) above, FDISG's obligation to meet the Performance Standards shall be measured in the aggregate with respect to all of the Funds.

Article  14    Additional Portfolios.

         In the event that either Series Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Series Fund desires to have FDISG render services as transfer agent under the terms hereof, the Series Fund shall so notify FDISG in writing, and Exhibit 1 shall be amended to include such additional Portfolios.

Article  15    Confidentiality.

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Funds and FDISG shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect it's own confidential information of a similar nature. The Funds and FDISG may use the Confidential Information only to exercise its rights under this Agreement. The Funds and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Funds and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Funds and FDISG may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1.



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 Notwithstanding the previous sentence, in no event shall
either the Funds or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

          15.2     Proprietary Information means:

               (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Funds or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds or FDISG a competitive advantage over its competitors; and

               (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds or FDISG a competitive advantage over its competitors; and

               (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

          15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

Article  16       Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17        Assignment and Subcontracting.



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         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. FDISG may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG.

Article 18        Arbitration.

         18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article  19       Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Funds or FDISG, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Funds:

                  Sierra Trust Funds,
                  Sierra Prime Income Fund, or
                  Sierra Asset Management Portfolios (as the case may be) 9301 Corbin Avenue
                  Northridge, California  91324

                  Attention:  __________________

                  To FDISG:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to FDISG's General Counsel

Article 20        Governing Law/Venue.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and Client hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21        Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22        Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23        Publicity.

         Neither FDISG nor the Funds shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24        Relationship of Parties/Non-Solicitation.

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         24.2 During the term of this Agreement and for one (1) year afterward, the Funds shall not recruit, solicit, employ or engage, for the Funds or others, FDISG's employees.

Article 25        Entire Agreement; Severability.

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by a Senior Vice President, Executive Vice President, or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                 SIERRA TRUST FUNDS

                                 By: /s/ Keith B. Pipes
                                    --------------------------------------
                                         Keith B. Pipes
                                 Title:  Executive Vice President
                                       -----------------------------------

                                 SIERRA PRIME INCOME FUND

                                 By:  /s/ Keith B. Pipes
                                     -------------------------------------
                                          Keith B. Pipes
                                 Title:   Executive Vice President
                                       -----------------------------------

                                 SIERRA ASSET MANAGEMENT PORTFOLIOS

                                 By:  /s/ Keith B. Pipes
                                    --------------------------------------
                                          Keith B. Pipes
                                 Title:   Executive Vice President
                                       -----------------------------------

                                 FIRST DATA INVESTOR SERVICES GROUP, INC.

                                 By:  /s/ Jerry Kokos
                                    --------------------------------------
                                          Gerald G. Kokos
                                 Title:   Executive VP
                                       -----------------------------------

                                    Exhibit 1

                               LIST OF PORTFOLIOS
Sierra Trust Funds
------------------

     US Government Money Fund
     California Money Fund
     Global Money Fund
     US Government Fund
     California Municipal Fund
     Growth and Income Fund
     Corporate Income Fund
     National Municipal Fund
     Emerging Growth Fund
     International Growth Fund
     Short Term Global Government Fund
     Growth Fund
     Florida Insured Municipal Fund
     Short Term High Quality Bond Fund
     California Insured Intermediate Municipal Fund
     Target Maturity 2000 Fund

Sierra Asset Management Portfolios
----------------------------------

     Capital Growth Portfolio
     Growth Portfolio
     Balanced Portfolio
     Value Portfolio
     Income Portfolio

                                   Schedule A

                                 DUTIES OF FDISG

         1. Shareholder Information. FDISG shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2. Shareholder Services. FDISG shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between FDISG and the Funds.

         3. Mailing Communications to Shareholders; Proxy Materials. FDISG will address and mail to Shareholders of the Funds, all reports to Shareholders, dividend and distribution notices and proxy material for the Funds' meetings of Shareholders. In connection with meetings of Shareholders, FDISG will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         4.  Sales of Shares

                  (a) FDISG shall not be required to issue any Shares of the Funds where it has received a Written Instruction from the Funds or official notice from any appropriate authority that the sale of the Shares of the Funds has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of FDISG to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, FDISG will endeavor to: (i) give prompt notice of such return to the Funds or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as FDISG may from time to time deem appropriate.

         5.  Transfer and Repurchase

                  (a) FDISG shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

                  (b) FDISG will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as FDISG reasonably may deem necessary.

                  (c) FDISG reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. FDISG also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which FDISG, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (d) When Shares are redeemed, FDISG shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by FDISG reflecting outstanding Shares of the Funds and Shares attributed to individual accounts.

                  (e) FDISG, upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by FDISG from the Funds.

                  (f) FDISG shall not process or effect any repurchase with respect to Shares of the Funds after receipt by FDISG or its agent of notification of the suspension of the determination of the net asset value of the Funds.

         6.       Dividends

                  (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Funds with respect to Shares of the Funds, the Funds shall furnish or cause to be furnished to FDISG Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

                  (b) On or before the payment date specified in such resolution of the Board of Directors, the Funds will provide FDISG with sufficient cash to make payment to the Shareholders of record as of such payment date.

                  (c) If FDISG does not receive sufficient cash from the Funds to make total dividend and/or distribution payments to all Shareholders of the Funds as of the record date, FDISG will, upon notifying the Funds, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to FDISG.

         7. In addition to and neither in lieu nor in contravention of the services set forth above, FDISG shall perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                             Exhibit 1 of Schedule A

                              Performance Standards

FDISG's obligation to meet the following Performance Standards shall be measured in the aggregate with respect to all Funds.

First Data will report to Sierra on a monthly basis the percent of items completed within standard as well as a quality rating. Reporting will be detailed to the transaction type level. A pass/fail determination for contractual penalties will however be based on the categories listed below. For example, the accuracy of purchases, redemptions, exchanges and adjustments will be reported to Sierra on an individual basis and as a collective group. First Data will receive a "fail" for the month if the collective score for all financials falls below the contractual level. Note that completion standards are measured in business days.


CATEGORY                COMPONENTS (TO BE REPORTED INDIVIDUALLY)
--------                ----------------------------------------

Financials              Purchases, Redemptions, Exchanges, Adjustments (both
                        financial and non-financial adjustments)
                        Minimum Acceptable Quality Score:  99%

Non-Financials          Maintenance (including address changes, option changes,
                        ROA/LOI), Legal Transfers, New Accounts
                        Minimum Acceptable Quality Score:  98%

Print Mail              Statements, Confirms, Checks
                        Minimum Acceptable Quality Score:  98%

Shareholder Service     Telephones, Correspondence
                        Minimum Acceptable Quality Score:  98%


COMPLETION STANDARDS
TRANSACTION PROCESSING

A. Complete on day of receipt:
      - Purchases, redemptions, exchanges, financial adjustments, new accounts
B. Complete within three days of receipt:
      - Non-financial adjustments, legal transfers
C. Complete within 5 days of receipt
      - Maintenance

PRINT MAIL *

D. Mailed on day of receipt
      - Shareholder Checks
E. Mailed within one day of receipt
      - Confirms
F. Mailed within five business days following the end of the reporting period
      - Statements, Commission Checks

         * Note that Print Mail performance standards will be in effect only for those mailings where services are provided by FDISG.

SHAREHOLDER SERVICES

A. Telephone calls abandoned no greater than 2% of calls received (excluding calls that abandon in less than 20 seconds)
B. Financial Correspondence mailed within two days of receipt
C. Non-financial Correspondence mailed within four days of receipt


In addition to the foregoing, the Funds and FDISG will agree to an industry quality service ranking, such as DALBAR. In connection therewith, the Funds and FDISG shall review the criteria and ranking on an annual basis.

                                   Schedule B
                                  FEE SCHEDULE
                               Sierra Trust Funds
                            Sierra Prime Income Fund
                       Sierra Asset Management Portfolios


1)       Per Account Fee                         $16.00 per Shareholder account

         Closed Account Fee                      $2.50

         SAM Accounts and Profolio Accounts:

                  First Shareholder Account      $16.00*

         * The above referenced per account fee shall be subject to the following "Subsequent Account" sliding scale. A "Subsequent Account" is defined as any additional account under an asset allocation strategy, with like registration and account number, maintained by a Shareholder in any other Sierra Capital Management mutual fund that is serviced by FDISG as transfer agent.

           Subsequent Account Sliding Scale:

           First 100,000 Subsequent Accounts     $5.50 per Subsequent Account
           Next 50,000 Subsequent Accounts       $5.00 per Subsequent Account
           150,001+ Subsequent Accounts          $4.50 per Subsequent Account

*Each year, effective on the anniversary date of the Agreement, the per account fee will increase by a percentage equal to an amount one percent greater than the Consumer Price Index as reported monthly by Bloomberg Financial Markets and Comodity News in the month preceding the effective date of the increase. This provides FDISG with an opportunity to manage uncontrollable expenses due to inflationary increases.

2)       Dedicated Systems Development Team:

               The Funds shall jointly pay $275,000.00 annually for a dedicated systems development team consisting of 1.5 programmers, .5 system manager and .5 BSA. In the event that the Funds desire to discontinue this service, the Funds shall provide FDISG 60 days written notice. In the event of such termination, the Funds shall be responsible for the pro rata share of the stated annual dedicated System Development Team fee.

               Incremental systems resources will be billed at a rate of $100.00 per hour

               The number of hours worked, projects and status will be reported monthly

FEES INCLUDE:

*    Shareholder and Broker Servicing
*    Transaction Processing, Correspondence, and Research
*    Settlement and Reconciliation
*    Corporate Actions
*    Tax Reporting and Compliance
*    NSCC Support
*    Management Company and Broker/Dealer Support
*    Asset Allocation Processing for all distribution channels
* Cost Basis Accounting [For those Shareholder Accounts defined in the attached Exhibit 1 to this Schedule B]

ADDITIONAL FEES:

*    NSCC charges
*    Banking fees
*    Standard Out-of Pocket-expenses


VALUE ADDED SERVICES

1.       DAZL Pricing:
         Set Up Fee:                $5,000.00
         Monthly Usage Fee:         $1,000.00
         Transmission Charge:$.03 per record (Price record transmission cost is $.015 per record.)

2.       Voice Response Unit (VRU)
         $25,000 set up fee
         $.29 per minute maintenance charge

The Dedicated Systems Development Team and the Value Added Services Fees set forth above represent the total fee to be paid jointly by the Sierra Capital Management mutual funds which have entered into similar transfer agency and services agreements with FDISG.

                             Exhibit 1 of Schedule B

                  Cost Basis Accounting - Shareholder Accounts

         Cost Basis tracking will be performed for Fund accounts that do not meet the following conditions: retirement accounts, Networking Level III, and money market accounts. In addition, certain transactions may disqualify accounts from cost basis tracking. These transactions include, but are not limited to, transfers from ineligible CBA accounts, share adjustments, and LOI default adjustments.

                                   Schedule C

                             OUT-OF-POCKET EXPENSES


         The Funds shall reimburse FDISG monthly for applicable out-of-pocket expenses, including, but not limited to the following items:


         o        Microfiche/Microfilm/Image production
         o        Magnetic media tapes and freight
         o Printing costs, including certificates, envelopes, checks and stationery
         o Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Funds
         o        Due diligence mailings
         o Telephone and telecommunication costs, including all lease, maintenance and line costs
         o        Ad hoc reports
         o        Proxy solicitations, mailings and tabulations
         o        Daily & Distribution advice mailings
         o        Shipping, Certified and Overnight mail and insurance
         o        Year-end form production and mailings
         o Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
         o        Duplicating services
         o        Courier services
         o        Incoming and outgoing wire charges
         o        Federal Reserve charges for check clearance
         o        Overtime, as approved by the Funds
         o        Temporary staff, as approved by the Funds
         o        Travel and entertainment, as approved by the Funds
         o Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
         o        Third party audit reviews
         o        Ad hoc SQL time
         o All Systems enhancements after the conversion at the rate of $100.00 per hour
         o        Insurance
         o Such other miscellaneous expenses reasonably incurred by FDISG in performing its duties and responsibilities under this Agreement.

         The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with FDISG. In addition, the Funds will promptly reimburse FDISG for any other unscheduled expenses incurred by FDISG whenever the Funds and FDISG mutually agree that such expenses are not otherwise properly borne by FDISG as part of its duties and obligations under the Agreement.

                                   Schedule D

                                 Fund Documents

o    Certified copy of the Articles of Incorporation of the Fund, as amended

o    Certified copy of the By-laws of the Fund, as amended,

o Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

o Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

o All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

o Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

o All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.